UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 17, 2019

ZIMMER BIOMET HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-16407	13-4151777
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

345 East Main Street

Warsaw, Indiana 46580

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code:  (574) 267-6131

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	ZBH	New York Stock Exchange
1.414% Notes due 2022	ZBH 22A	New York Stock Exchange
2.425% Notes due 2026	ZBH 26	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter)

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b), (c) – On September 17, 2019, Zimmer Biomet Holdings, Inc. (“Zimmer Biomet” or the “Company”) announced that Carrie Nichol has been appointed Vice President, Controller and Chief Accounting Officer of the Company effective October 1, 2019.  In this position, Ms. Nichol will serve as the Company’s principal accounting officer.  Suketu Upadhyay, who had assumed the responsibilities of the Company’s principal accounting officer during the search process that led to Ms. Nichol’s hiring, will continue in his role as the Company’s Executive Vice President and Chief Financial Officer.

Ms. Nichol, age 40, joins Zimmer Biomet from Endo International plc (“Endo”), a global specialty pharmaceutical company, where she served as Senior Vice President, Controller and Chief Accounting Officer from April 2018 to September 2019.  She joined Endo as Director of Consolidations and Financial Systems in March 2015 and was promoted to Assistant Controller in September 2015.  Prior to joining Endo, Ms. Nichol served as Senior Vice President and Controller of Haas Group Inc. (now part of Wesco Aircraft Holdings, Inc.), where she led the global accounting and finance teams from June 2011 until March 2015.  Previously, Ms. Nichol was with IKON Office Solutions (now part of Ricoh Company, Ltd.) for a total of five years from June 2008 until June 2011 and from June 2003 until July 2005, having served most recently as the Director of Financial Reporting and Corporate Accounting with responsibility for all public filings and technical and corporate accounting.  From December 2005 until June 2008, Ms. Nichol was with Advanced Metallurgical Group NV serving as Assistant Controller.  She began her career in public accounting with KPMG LLP and is a licensed certified public accountant.

Ms. Nichol’s employment with Zimmer Biomet will be on an at-will basis.  She will be entitled to participate in the same compensation and benefit arrangements available to other officers of Zimmer Biomet.  Information regarding such arrangements is included in the definitive proxy statement relating to the Company’s 2019 annual meeting of shareholders filed with the Securities and Exchange Commission (“SEC”) on March 27, 2019.  Ms. Nichol will enter into the following agreements with the Company: (1) a change in control severance agreement; (2) an indemnification agreement; and (3) as a condition to receipt of the below-described equity awards, a confidentiality, non-competition and non-solicitation agreement.  The forms of the change in control severance agreement, indemnification agreement and confidentiality, non-competition and non-solicitation agreement were filed or incorporated by reference as Exhibits 10.11, 10.29 and 10.12, respectively, to the Company’s Annual Report on Form 10-K filed with the SEC on February 26, 2019 (the “2018 Form 10-K”).

In connection with Ms. Nichol’s appointment, the Compensation and Management Development Committee of the Company’s Board of Directors approved the following awards to her under the Company’s 2009 Stock Incentive Plan (the “Stock Plan”), each with a grant date of October  1, 2019:  (1) nonqualified stock options with a grant date fair value of $87,500 that will vest ratably on the first, second, third and fourth anniversaries of the grant date; and (2) restricted stock units (“RSUs”) with a grant date fair value of $87,500 that will vest ratably on the first, second, third and fourth anniversaries of the grant date.  The Stock Plan and the forms of award agreements for nonqualified stock options and RSUs were filed or incorporated by reference as Exhibits 10.31, 10.32 and 10.37, respectively, to the 2018 Form 10-K.

There are no arrangements or understandings between Ms. Nichol and any other persons pursuant to which she was selected as an officer of the Company. She has no family relationships with any of the Company’s directors or executive officers, and she is not a party to, and she does not have any direct or indirect material interest in, any transaction requiring disclosure under Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  September 17, 2019

ZIMMER BIOMET HOLDINGS, INC.

By:	/s/ Chad F. Phipps
Name:	Chad F. Phipps
Title:	Senior Vice President, General Counsel and Secretary